EXHIBIT 99.2

GIBRALTAR INDUSTRIES, INC.
 2005 EQUITY INCENTIVE PLAN
_________________________________

Award of Restricted Units
_________________________________

            THIS AWARD made to ___________________________ (the "Recipient") as of this ____ day of _____________, 20__.

Recitals:

            Effective as of November 30, 2004, the Board of Directors authorized the adoption and submission to the Company's shareholders of an equity based incentive plan known as the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (the "Plan").

            Under the terms of the Plan, the Board of Directors is authorized to grant equity based compensation awards to Executive Officers of the Company upon the recommendation of the Compensation Committee of the Company's Board of Directors.

            The Compensation Committee has recommended to the Board of Directors that the Company grant awards of Restricted Units to the Recipient, annually, over a period of five (5) years as part of a long term incentive compensation program which the Compensation Committee has determined is appropriate for the Recipient.

            In connection with the recommendation of the Compensation Committee described above, the Board of Directors has approved the granting of an Award of __________________ (________) Restricted Units to the Recipient.

            The Plan provides that the terms and conditions of each Award are to be specified in a written instrument.

            The Compensation Committee has recommended and the Board of Directors has approved, the issuance of an Award of Restricted Units to the Recipient on the terms and conditions contained in this instrument.

Grant of Award:

            NOW, THEREFORE, the Company hereby grants to the Recipient, _____________________ (__________) Restricted Units on the following terms and conditions:

1.                  Award of Restricted Units.  Subject to the terms and conditions of this Award instrument ("Instrument"), the Recipient is hereby granted an Award of _________________________ (________) Restricted Units.  Any reference in this Instrument to Restricted Units shall be deemed to refer only to the Restricted Units granted pursuant to the Award reflected in this Instrument together with any Dividend Equivalent Units attributable to such Restricted Units and any additional Restricted Units credited to the Recipient with respect to the Restricted Units referred to above pursuant to the anti-dilution provisions of the Plan.

2.                  Restriction on Transfer.  Except as set forth in Section 3 below, the Restricted Units shall be subject to the Restrictions on transfer set forth in Section 5.02 of the Plan.

3.                  Lapse of Restrictions; Expiration of Restricted Period.  On the fourth anniversary of the date hereof, the Restrictions shall lapse and the Restricted Period shall expire with respect to the total number of Restricted Units which have been awarded to the Recipient pursuant to this Instrument.

4.                  Lapse of Restrictions Upon Certain Terminations of Employment.  Notwithstanding any provisions of Section 5.06 of the Plan to the contrary, if the Recipient's employment with the Company is terminated for any reason other than "for cause" as defined in Section 5 below, the Restrictions on any Restricted Units which have not lapsed as of the date the Recipient's employment is terminated shall lapse on the earlier of: (a) the end of the six (6) month period which begins on the first day following the date the Recipient's employment is terminated; and (b) the date of the Recipient's death.

5.                  Forfeiture of Restricted Units on a "for cause" Termination.  If the Recipient's employment with the Company is terminated "for cause" as defined in the following sentence, any Restricted Units credited to the bookkeeping account established for the Recipient in connection with this Award shall be forfeited as of the date the Recipient's employment is terminated "for cause"   For purposes of this Award, the Recipient's employment with the Company shall be deemed to have been terminated "for cause" if the Compensation Committee determines (and provides the Recipient a written statement of its determination) that the Recipient has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.

6.                  Lapse of Restrictions Upon a Change in Control.  As provided for by Article 9 of the Plan, upon the occurrence of a Change in Control, the Restrictions applicable to any of the Restricted Units granted to the Recipient pursuant to this Instrument that have not lapsed as of the date a Change in Control occurs shall lapse on the date the Change in Control occurs.

7.                  Form of Payment.  Except as otherwise provided by Article 9 of the Plan, upon the lapse of the Restrictions on Restricted Units contained in this Award, the Company shall issue to the Recipient a stock certificate representing the number of Shares of Common Stock represented by the Restricted Units (and related Dividend Equivalent Units) with respect to which the Restrictions have lapsed, together with cash equal to the Fair Market Value, determined as of the date the Restrictions have lapsed, of any fractional Restricted Units as to which the Restrictions have lapsed.

8.                  Applicability of the Plan.  Except as otherwise provided by this Instrument, the terms of the Plan shall apply to the Award described in this Instrument and the rights of the Recipient with respect to such Award.  This Instrument, together with the Plan, contains all the terms and conditions of the Award described herein and the rights of the Recipient with respect to such Award.

9.                  Notices.  Any notices or other communications given in connection with this Agreement shall be mailed, and shall be sent by registered or certified mail, return receipt requested, to the indicated address as follows:

                        If to the Company:

                        Gibraltar Industries, Inc.
                        3556 Lake Shore Road
                        P.O. Box 2028
                        Buffalo, New York 14219
                        Attn: Corporate Secretary

                        If to the Recipient:

                        __________________
                        __________________
                        __________________

or to such changed address as to which either party has given notice to the other party in accordance with this Section 9.  All notices shall be deemed given when so mailed, except that a notice of a change of address shall be deemed given when received.

10.              Stockholder Approval Required.  The Award described in this Instrument is made effective as of the date hereof but is made subject to the approval of the Plan by the stockholders of the Company at the annual meeting of the Company's stockholders to be held in May, 2005.  In the event that the stockholders of the Company do not approve the Plan, the Award described in this Instrument shall be null and void and the Recipient shall have no rights whatsoever to issuance of Common Stock or payment of cash as contemplated by  the Award described herein.

11.              Defined Terms.  Capitalized terms used but not otherwise defined herein shall have the meaning provided to such terms by the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first set forth above.

                                                                        GIBRALTAR INDUSTRIES, INC.

                                                                        By:_______________________________